Exhibit 99.1

Tesla Motors Announces Offerings of Common Stock and Convertible Senior Notes

Elon Musk to Lead Common Stock Offering; Tesla Intends to Pay Off Department of Energy Loan with Interest

Palo Alto, CA – May 15, 2013 — Tesla Motors, Inc. (NASDAQ: TSLA) announced today offerings of 2,703,027 shares of common stock and $450 million aggregate principal amount of convertible senior notes due 2018 in concurrent underwritten registered public offerings. In addition, Tesla has granted the underwriters a 30-day option to purchase up to an additional 405,454 shares of common stock and $67.5 million in aggregate principal amount of the notes.

In addition, Elon Musk, Tesla’s Chief Executive Officer and cofounder, intends to purchase shares of common stock at the same public offering price for an aggregate purchase price of $100 million. Of this amount, approximately $45 million would be purchased in the common stock offering, and approximately $55 million would be purchased directly from Tesla in a subsequent private placement due to the waiting period requirements of the Hart-Scott-Rodino Act.

The aggregate gross proceeds of the offerings, including the options granted to the underwriters, and the private placement is expected to be approximately $830 million. Tesla intends to use the net proceeds from the offerings to prepay Tesla’s outstanding loan from the United States Department of Energy, pay the cost of convertible note hedge transactions and for general corporate purposes.

The notes will be convertible into cash and, if applicable, shares of Tesla’s common stock. The interest rate, conversion price and other terms of the notes are to be determined.

In connection with the offering of the notes, Tesla intends to enter into convertible note hedge transactions and warrant transactions which are generally expected to prevent dilution up to 100% over the offering stock price. In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes, including with certain investors in the notes.

Goldman, Sachs & Co. is acting as sole book-running manager for the offering of common stock. Goldman, Sachs & Co., Morgan Stanley and J.P. Morgan are acting as joint book-running managers for the notes offering.

An effective registration statement relating to the securities was filed with the Securities and Exchange Commission on May 15, 2013. The offering of these securities will be made only by means of prospectus supplements and the accompanying prospectus. Copies of the final prospectus supplements and accompanying prospectus may be obtained from Goldman, Sachs & Co., via telephone: (866) 471-2526; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com; or standard mail at Goldman, Sachs

& Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282-2198; from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014, or by telephone at (866) 718-1649 or email: prospectus@morganstanley.com; or from J.P. Morgan Securities LLC, via telephone: (866) 803-9204; or standard mail at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the prospectus supplements.

ABOUT TESLA

Tesla Motors’ (NASDAQ: TSLA) goal is to accelerate the world’s transition to electric mobility with a full range of increasingly affordable electric cars. California-based Tesla designs and manufactures EVs, as well as EV powertrain components for partners such as Toyota and Daimler. Tesla has delivered almost 10,000 electric vehicles to customers in 31 countries.

Forward-Looking Statement

Certain statements in this press release, including statements regarding the proposed public offering of common stock and notes, the convertible note hedge and warrant transactions and the private placement, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the registration statement on Form S-3 filed by Tesla today with the SEC and the prospectus and prospectus supplements included or incorporated by reference therein, as well as the other documents Tesla files on a consolidated basis from time to time with the SEC, specifically Tesla’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Tesla on a consolidated basis to differ materially from those contained in Tesla’s forward-looking statements. Although Tesla believes that the expectations reflected in the forward-looking statements are reasonable, Tesla cannot guarantee future results, levels of activity, performance or achievements. Tesla disclaims any obligation to update information contained in these forward-looking statements after the date of this press release to conform to actual results.

Investor Relations Contact:

Jeff Evanson

Tesla Motors

ir@teslamotors.com

Press Contact:

Sarah Meron

Tesla Motors

press@teslamotors.com